Exhibit k.3

SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 28th day of February, 2012, by and between VII PEAKS-KBR BDC ADVISOR II, LLC, a Delaware limited liability company (the “Administrator”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Administrator serves as the administrator to VII Peaks-KBR Co-Optivist Income BDC II, Inc. (the “Fund”), which is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company

Act of 1940 (the “1940 Act”);

WHEREAS, the Administrator desires to retain USBFS to provide sub-administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, USBFS is willing to provide sub-administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Engagement of USBFS as Sub-Administrator

The Administrator hereby engages USBFS to act as sub-administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such engagement and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among all Fund service providers, including, but not limited to, custodians, transfer agents and dividend reinvestment plan administrators.

(2)	Coordinate the Fund’s Board of Directors’ (the “Board of Directors” or the “Directors”) communication:

a.	Print reports for the Board of Directors based on financial and administrative data provided by the Fund.
b.	Prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

(3)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

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b.	Provide office facilities, if necessary, in connection with such audits.

(4)	Pay Fund expenses upon written authorization from the Fund.

(5)	Monitor arrangements under shareholder services or similar plan.

(6)	Monitor and communicate activity under share repurchase or tender offer plans.

B.	Compliance:

(1)	Regulatory and Internal Revenue Service (the “IRS”) Compliance:

a.	Monitor compliance with the 1940 Act requirements and the Fund’s status as a regulated investment company under Subchapter M, including:

(i)        Maintenance of books and records under Rule 31a-3 of the 1940 Act.

(ii)       IRC Section 851 - 90% Qualifying income

(iii)      IRC Section 851 – Annual Distribution Requirement

(iv)      IRC Section 851 - Fund Diversification

(v)       Section 12(d)(1)(A) of the 1940 Act - Diversification Requirement

(vi)      Section 55(a) of the 1940 Act - 70% Eligible Assets Requirement

(vii)     Section 18 of the 1940 Act, as modified by Section 61 of the 1940 Act – 200% Asset Coverage Requirement

b.	Maintain awareness of applicable regulatory and operational service issues.

(2)	SEC Reporting:

a.	Prepare financial statements for inclusion in Form 10-Q, Form 10-K and Form 8-K filings.
b.	Prepare and file fidelity bond under Rule 17g-1 of the 1940 Act.
c.	Prepare and file reports and other documents required by U.S. stock exchanges on which the Fund’s shares are listed.

C.	SEC Inspections:

(1)	Assist in producing materials requested by the SEC.

(2)	Maintain records of all materials produced as requested by the SEC.

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D.	Financial Reporting:

(1)	Provide financial data for inclusion in the prospectus (the “Prospectus”) included in the Fund’s registration statements filed under the Securities Act of 1933.

(2)	Supervise the maintenance of the Fund’s general ledger and the preparation of the Fund’s financial statements, including oversight of expense payments, of the determination of net asset value of the Fund’s shares, and of the declaration and payment of dividends and other distributions to shareholders.

(3)	Compute the total return and expense ratio of the Fund and the Fund’s portfolio turnover rate.

(4)	Prepare quarterly and annual financial statements, which include without limitation the following items:

a.	Schedule of Investments.
b.	Consolidated Balance Sheet.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows.
f.	Notes to the quarterly and annual financial statements.

(7)          Prepare monthly Balance Sheet Score Cards.

(8)          Coordinate certification requirements pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”).

(9)          Compute Total return calculations for market and net asset value.

(10)	Assist the Fund’s Chief Executive Officer and Chief Financial Officer in connection with establishing and maintaining internal control over financial reporting (as defined in Rules 13a-15(f) and 15-d(f) under the Securities Exchange Act of 1934 (the “1934 Act”)) for the Fund.

E.	Tax Reporting:

(1)	File Form 1099 Miscellaneous for payments to Directors and other service providers.

(2)	Prepare tax schedules, which include without limitation the following items:
a.	Fiscal Distribution Schedule (including recorded ROSCOP journal entry to general ledger).
b.	Excise Distribution Schedule.

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3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Administrator shall cause the Fund to pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Administrator and/or the Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Administrator and/or the Fund is disputing any amounts in good faith. The Administrator shall cause the Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. .

4.	Representations and Warranties

A.	The Administrator hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

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(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator and/or the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall cause the Fund to indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Administrator and/or the Fund, as approved by the Board of Directors of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator and the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

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USBFS shall indemnify and hold the Administrator and the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Administrator or the Fund may sustain or incur or that may be asserted against the Administrator or the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms the “Administrator” and the “Fund” shall include the their directors, officers and employees.

Neither party to this Agreement shall be liable to the other party or the Fund for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator and/or the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall obtain and provide the Administrator and/or the Fund, at such times as they may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

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C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Administrator and/or the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Act.

7.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year. However, this Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

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8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator and/or the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, USBFS shall cooperate with the Fund and assist the Fund, as necessary, by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Sections 13a-15(f) or 15a-15(f) of the 1934 Act).

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Administrator and/or the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Administrator and/or the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Administrator and/or the Fund (if such form differs from the form in which USBFS has maintained the same, the Administrator and/or the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Administrator and/or the Fund.

11.	No Agency Relationship

USBFS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund, or conduct business in the name, or for the account, of the Administrator or the Fund..

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12.	Data Necessary to Perform Services

The Administrable and/or the Fund or their agents shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Administrable or the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

13.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

14.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the SOX Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism of 2001 and the policies and limitations of the Fund related to its portfolio investments as set forth in its Prospectus. USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

15.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund’ attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

16.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

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Notice to USBFS shall be sent to:

US Bancorp Fund Services, LLC

777 East Wisconsin Avenue

MK-WI-J1S

Milwaukee, WI 53202

and notice to the Administrator shall be sent to:

VII Peaks-KBR BDC Advisor II, LLC

100 Pine Street

Suite 500

San Francisco, CA 94111

17.	Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

VII PEAKS-KBR BDC ADVISOR II, LLC		U.S. BANCORP FUND SERVICES, LLC

By:	02/28/2012	By:
Title:	Managing Member	Title:	President

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Exhibit A

to the Fund Administration Servicing Agreement

VII PEAKS- KBR CO-OPTIVIST INCOME BDC II

CLOSED-END FUND

 FUND ADMINISTRATION & FUND ACCOUNTING SERVICES

ANNUAL FEE SCHEDULE

Fund Administration & Fund Accounting Fee Based Upon Average Net Assets Per Fund*

7.5 basis points on the first $100 million

6 basis points on the next $200 million

4 basis points on the balance above $300 million

Minimum annual fee: $45,000 per portfolio for year 1. $75,000 per portfolio thereafter.

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc. Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Chief Compliance Officer Support Fee*

▪	$2,000 /service per year

Pricing Services**

▪	$0.15 - Domestic Equities, Options, ADRs
▪	$0.50 - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates

▪	$0.80 - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, Mortgage Backed Securities

▪	$1.00 - Bank Loans
▪	$3.00 - Credit Default Swaps
▪	$1.50 - Swaptions, Index Swaps
▪	$0.90 - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services

▪	$2.00 /Foreign Equity Security per Month for Corporate Action Service
▪	$1.00 /Domestic Equity Security per Month for Corporate Action Service
▪	$125 /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**

▪	$0.636 on the First 100 Securities
▪	$0.466 on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees.

Out-Of-Pocket Expenses

Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services

Available but not included above are the following services – annual legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing (Charles River), electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

** Per security per fund per pricing day.

Fees are billed monthly but will not commence until such time as escrow has been broken.

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VII PEAKS- KBR CO-OPTIVIST INCOME BDC II

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES

SUPPLEMENTAL SERVICES

FEE SCHEDULE

Annual Legal Administration – Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:

▪	$15,000 additional minimum

Additional Services:

▪	New fund launch – as negotiated based upon specific requirements
▪	Subsequent new fund launch – $15,000 /project
▪	Subsequent new share class launch – $10,000 /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements
▪	Expedited filings – as negotiated based upon specific requirements
▪	Asset conversion – as negotiated based upon specific requirements
▪	Fulcrum fee – as negotiated based upon specific requirements
▪	Exemptive applications – as negotiated based upon specific requirements

Daily Pre- and Post-Tax Fund and/or Sub-Advisor Performance Reporting

▪	Performance Service – $300 /CUSIP per month
▪	Setup – $100 /CUSIP
▪	Conversion – quoted separately
▪	FTP Delivery – $2,500 setup /FTP site

Daily Compliance Services (Charles River)

▪	Base fee – $20,000 /fund per year
▪	Setup – $2,500 /fund group
▪	Data Feed – $0.15 /security per month

Section 15(c) Reporting

▪	$2,000 /fund per report – first class
▪	$600 /additional class report

Equity Attribution (Morningstar Direct)

▪	Fees are dependant upon portfolio makeup

Bookmark Electronic Board Book Portal

▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee

▪	0 - 10 users - $4,800 (includes 3 GB of storage)
▪	10 - 20 users - $6,000
▪	20 - 30 users - $7,000
▪	30 - 40 users - $8,000

Additional storage:

▪	3 GB included in annual charge
▪	$500 for each additional 5 GB of storage

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